 EXHIBIT 10.1
10

AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (“Agreement”) is made by and between Dime Community Bancshares, Inc. and Dime Community Bank, 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788 (together, “Dime,” or “Employer” or “Company”), and John M. McCaffery, 21 Redwood Drive, Plainview, New York 11803 (“Employee”).
WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated October 16, 2020 (“Employment Agreement”), that certain Retention and Award Agreement, dated October 16, 2020 (“Retention Agreement”), and that certain Defense of Tax Position Agreement, dated October 9, 2020 (“Tax Agreement”); and
WHEREAS, the Company is terminating Employee’s service without Cause, as defined in the Employment Agreement, and Employee is therefore entitled to certain benefits under the Employment Agreement and the Retention Agreement in connection with such termination of service (the “Benefits”); and
WHEREAS, Section 7(f) of the Employment Agreement provides that the Employee is entitled to the Benefits under the Employment Agreement provided the Employee executes a release of claims in favor of the Company and such release becomes irrevocable by the sixtieth (60th) day following the Event of Termination, as such term is defined in the Employment Agreement; and
WHEREAS, in consideration for Employee’s signing and not revoking this Agreement, the Company will provide Employee with the Benefits; and
WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this Agreement shall effect a full satisfaction and release of the obligations described herein owed to Employee by the Company.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:
1. Last Day of Employment. Employee’s last day of employment with Employer is June 14, 2021 (“Separation Date”).

2. Consideration. In consideration for Employee’s signing this Agreement and complying with all of the terms and conditions in this Agreement that apply to Employee, including the one-year non-solicitation restriction, one-year non-competition restriction,  post-termination cooperation and non-disparagement obligations contained in Section 9 of this Agreement, Employer agrees:

a. Employment Agreement. To pay Employee One Million Six Hundred Twenty Five Thousand Eighty Six Dollars ($1,625,086.00), which represents full satisfaction of the Company’s obligations under Section 7(b) of the Employment Agreement;

b. Retention and Award Agreement.  To pay Employee $250,000 and to fully vest 9,838 restricted stock awards as of the Separation Date, which represents full satisfaction of the Company’s obligations under Section 2(B) of the Retention Agreement and, for purposes of clarity, the one-time equity grant under Section 2(C) of the Retention Agreement will be forfeited as of the Separation Date in accordance with the terms of such grant;

c. Outplacement Services.  To provide Employee with up to two years of outplacement services at a level and cost determined by Employer in its sole discretion. Employee will receive these outplacement services from an experienced outplacement counseling service selected by Employer in its sole discretion. The outplacement services will commence as soon as practicable after the later of the date Employer receives a signed and dated original of this Agreement from Employee, and the seven (7) day revocation period stated in Section 15 of this Agreement has expired;

d. Equity Awards.  Except for the Employee’s restricted stock awards referenced in Section 2(b) of this Agreement, the Employee’s (i) restricted stock awards and non-vested stock options will be forfeited as of the Separation Date, and (ii) the vested stock options will expire and be forfeited if not exercised within three months following the Separation Date, each in accordance with the terms and conditions of the Employee’s applicable award agreements; and

e. Timing of Cash Payments and Withholding.  The cash payment referenced in Section 2(a) of this Agreement will be paid in a lump sum within the later of ten (10) business days after Employer receives a signed and dated original of this Agreement from Employee and the seven (7) day revocation period stated in Section 15 of this Agreement has expired, less any tax withholding required by applicable law.  The cash payment in Section 2(b) of this Agreement will be paid in a lump sum, less required tax withholding, on the first payroll date following the Separation Date.

3. Employment Agreement and Retention Agreement.  Upon execution and non-revocation of this Agreement, the Employment Agreement and the Retention Agreement entered into by and between Employee and the Company, shall terminate in all respects except the one-year non-solicitation restriction, one-year non-competition restriction, post-termination cooperation and non-disparagement obligations contained in Section 11 of the Employment Agreement will continue to be in full force and effect.  Employee agrees and acknowledges that because of his termination of employment with Employer, Employee shall not be entitled, and hereby waives any claim, to any payment or benefit under the Employment Agreement and the Retention Agreement except as provided in Section 2(a) of this Agreement. The Tax Agreement shall remain in full force and effect.

4. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraph “2” above, except for Employee’s signing and non-revocation of this Agreement and Employee’s fulfillment of all the promises contained in this Agreement that pertain to Employee.

5. General Release, Claims Not Released and Related Provisions.

a. General Release of All Claims. Employee, Employee’s heirs, executors, administrators, successors and assigns, each in their capacities as such (collectively referred to throughout this Agreement as “Releasors”), knowingly and voluntarily release and forever discharge, to the fullest extent permitted by law, Employer, its parent corporation, affiliates, subsidiaries, divisions, insurers, predecessors, successors and assigns, and the current and former employees, attorneys, officers, directors, agents and shareholders of Employer and each of the foregoing entities affiliated with Employer, each in their capacities as such, and the employee benefit plans and programs (“Employee Benefit Plans”), administrators and fiduciaries of Employer and each of the entities affiliated with Employer identified above, each in their capacities as such (all collectively referred to throughout this Agreement as “Releasees”), of and from any and all claims, debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, or demands, in law or in equity, which Employee ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of Employee’s execution of this Agreement, including but not limited to all claims by Employee or on Employee’s behalf regarding Employee’s employment at or termination of employment from Dime, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies (including claims as to taxes), attorneys' fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, genetic information or retaliation, including any claim, known and unknown, asserted or unasserted, which Releasors have or may have against Releasees up to and including the date Employee signs this Agreement, including, but not limited to, any alleged violation of the following laws and other sources of legal rights, as amended:

•	Title VII of the Civil Rights Act of 1964;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);
•	The Immigration Reform and Control Act of 1986;
•	The Americans with Disabilities Act of 1990;
•	The Rehabilitation Act of 1973;
•	The Age Discrimination in Employment Act of 1967 (“ADEA”);
•	The Worker Adjustment and Retraining Notification Act;
•	The Occupational Safety and Health Act;
•	The Fair Credit Reporting Act;
•	The Family and Medical Leave Act of 1993;
•	The Equal Pay Act of 1963;
•	The Genetic Information Nondiscrimination Act of 2008;
•	The New York Human Rights Law;
•	The New York Executive Law;
•	The New York Labor Law;
•	The New York Civil Rights Law;
•	The New York Equal Pay Law;
•	The New York Whistleblower Law;

•	The New York Legal Activities Law;
•	The New York Wage-Hour and Wage Payment Laws and Regulations;
•	The New York Minimum Wage Law;
•	The New York Occupational Safety and Health Laws;
•	The Non-discrimination and Anti-retaliation Provisions of the New York Workers’ Compensation Law and the New York Disabilities Law;
•	The New York Worker Adjustment and Retraining Notification Act;
•	The New York City Human Rights Law;
•	The New York City Charter and Administrative Code;
•	The New York City Earned Safe and Sick Time Act;
•	any other federal, state, local or other law, rule, regulation, constitution, code, guideline or ordinance;
•	any public policy, contract (oral or written, express or implied), tort or common law; or
•	any statute, common law, agreement or other basis for seeking or recovering any costs, fees or other expenses, including but not limited to attorneys’ fees and/or costs.
b. Claims Not Released. Notwithstanding anything to the contrary herein, Releasors are not waiving any rights they may have : (1) to Employee’s vested accrued employee benefits under any health, welfare or retirement benefit plans of Employer as of Employee’s Separation Date; (2) to Employee’s benefits and/or Employee’s right to seek benefits under applicable workers’ compensation, COBRA, and/or unemployment compensation statutes (the application for which shall not be contested by the Company); (3) to claims which by law cannot be waived by signing this Agreement;(4) that may arise after the date on which Employee signs this Agreement, including the right to enforce this Agreement; (5) to enforce any agreements or portions of agreements no superseded by this Agreement; and/or (6) to indemnification, contribution, advancement or defense as provided by, and in accordance with the terms of the Company by-laws, articles of incorporation, liability insurance coverage, or applicable law.

c. Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying or assisting in any investigation, hearing or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made to such an anti-discrimination agency, Employee shall not be entitled to recover any individual monetary relief or other individual remedies for claims released herein. In addition, nothing in this Agreement, including but not limited to the release of claims and the confidentiality clauses, prohibits Employee from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the U.S. Congress, any agency Inspector General, or any other applicable agency; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission, the Federal

Deposit Insurance Corporation and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

d. Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Releasors waive any right or ability to be class or collective action representatives or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

6. Acknowledgments and Affirmations.

Employee affirms that:

a.	Releasors have not filed, caused to be filed, or presently are parties to any claim against Releasees;
b.
Employee has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits which are due and payable as of the date Employee signs this Agreement, and, if applicable, Employee has reported all of the hours Employee worked while Employee was employed by Employer as of the date Employee signs this Agreement;

c.	Employer has granted Employee any leave to which Employee was entitled from Employer under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;
d.	Employee has no known workplace injuries or occupational diseases;
e.
Employee has not divulged any financial, proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies, Employee’s agreement(s) with Employer and/or any applicable common law. As noted above, this Agreement does not limit Employee from providing any documents to the U.S. Securities and Exchange Commission as part of a whistleblower action and/or a report of possible violations of any federal securities law;

f.
Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer, its officers or any other Releasees described in this Agreement, including any allegations of corporate fraud;

g.	Employee has not raised any concerns pertaining to sexual harassment with Employer; and
h.
Employee is not aware of any decisions by Employer regarding Employee’s pay and benefits through Employee’s Separation Date being discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

7. Limited Disclosure and Return of Property. Except as otherwise required by law, permitted by Paragraph “5(c)” above or specified in this Paragraph “7,” Employee agrees to refrain from disclosing to any person or entity any confidential discussions concerning his separation from the Company.

No later than June 19, 2021, Employee will deliver to Employer, without copying or reproducing: (i) all documents, files, notes, memoranda, manuals, lists, computer disks, computer databases, computer programs and/or other storage media within Employee’s possession or control that reflect any trade secrets, proprietary information, financial information, personnel information, privileged information or other confidential information pertaining to Employer, any other Releasees described in this Agreement, and/or any current, former or prospective customers or vendors of Employer or of any other Releasees described in this Agreement (“Confidential Information”); and (ii) all items or other forms of property and/or equipment belonging to Employer or to any other Releasees described in this Agreement within Employee’s possession or control, including but not limited to keys, credit cards, electronic equipment, business equipment and lists of current, former or prospective customers or vendors of Employer and/or of any other Releasees described in this Agreement. Immediately upon Employee’s execution of this Agreement or at any other time requested by Employer, Employee also agrees to delete any Confidential Information from any computer hard drive or computer system within Employee’s possession or control that is not located on Employer’s premises. However, nothing in this paragraph will prevent Employee from retaining his contacts, whether electronic or physical form (Outlook, rolodex, etc.), which the Company will assist in transferring to him, and any documents in Employee’s possession or control concerning Employee’s employee benefits and/or Employee’s compensation. Employer will cooperate with Employee’s collection of his personal property from the premises at a time convenient for both parties and will further take all necessary steps to transfer Employee’s phone number and phone to his personal account.

8. Consulting.  In further consideration of your execution, delivery, and non-revocation of this Agreement, the Employee agrees to perform and be available to perform consulting services to the Employer on an independent contractor basis during the period commencing on the first day following the Separation Date and expiring on the date that is four months following such date (the “Consulting Period”).  During the Consulting Period, the Employee will assist the Employer in transitioning his duties and responsibilities to other executives and officers of the Employer and provide such other services as may be reasonably requested by the Chief Executive Officer of the Employer from time to time.  The times during which, and the locations at which, the Employee shall perform his services hereunder shall be subject to the mutual agreement of the Employee and the Company.  The Employee agrees that during the Consulting Period, he will be acting solely as an independent contractor with respect to the Employer.  The Employee will not have any authority to bind or commit the Employer.  Except to the extent provided by COBRA coverage, the Employee will not be eligible for any Employer benefit plans during the Consulting Period.  During the Consulting Period, the Employer will pay you a total of $250,000, payable on a ratable basis monthly (the “Consulting Fee”).

9. Non-Solicitation, Non-Competition.  Employee acknowledges and agrees to comply with the non-solicitation, non-competition, post-termination cooperation and non-

disparagement obligations contained in Section 11 of the Employment Agreement.  Employee acknowledges and agrees with Section 11(e) of the Employment Agreement, which provides, among other things, that in the event of a breach or threatened breach of the post-termination restrictions in Section 11 of the Employment Agreement, the Company may seek to recover damages from the Employee.  The Company’s executive officers and directors will not make any statements that are disparaging of Employee and the Company will not issue any public statements that are disparaging of Employee.  Employee will not make any statements that are disparaging of the Company and its executive offices and directors.

10. Governing Law and Jury Waiver. This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to the State’s conflict of laws provisions. If Employee or any other Releasor breaches any provision of this Agreement, Employee and Employer affirm that Employer may institute an action or proceeding: (a) to specifically enforce any term or terms of this Agreement; (b) to recover damages resulting from such breach in an amount to be determined by a court of competent jurisdiction; (c) to terminate Employer’s obligations to provide future monetary payments and benefits under this Agreement; and/or (d) to seek any other legal or equitable relief permitted by law, including but not limited to injunctive relief. Employer and Employee agree that any action or proceeding relating to this Agreement or to the enforcement of this Agreement will only be brought in a court located in Suffolk County in the State of New York, and that any such action or proceeding will be heard without a jury or an advisory jury. Employee and Employer waive their respective rights to bring any such action or proceeding in any other jurisdiction, or to have any such action or proceeding heard before a jury or an advisory jury.

11. Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release.

12. Nonadmission of Wrongdoing. Employee agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of any wrongdoing or evidence of any liability or unlawful conduct of any kind.

13. Amendment. This Agreement may not be modified, altered or changed except in a writing signed by both Employer and Employee that specifically refers to this Agreement.

14. Waiver of Rights. Employee understands that this Agreement is a legally binding document under which Releasors are giving up certain rights, including any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). As a result, Employer advises Employee to consult with an attorney of Employee’s choosing before Employee signs this Agreement. Employee understands that Employee has been given twenty-one (21) calendar days from the day Employee receives this Agreement in which to consider this Agreement. Employee has no physical or mental impairment of any kind that has interfered with Employee’s ability to read and understand the meaning of this Agreement or its terms, and Employee is not acting under the influence of any medication or mind-altering chemical of any type in entering into this

15. Agreement. Employee understands that, by entering into this Agreement, Employee does not waive rights or claims that may arise after the date of Employee’s execution of this Agreement, including without limitation, Employee’s rights or claims to secure enforcement of the terms and conditions of this Agreement. Nothing in this Agreement shall prevent Employee from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising Employee’s rights under the Older Workers’ Benefit Protection Act of 1990 to challenge the validity of Employee’s waiver of ADEA claims set forth in Paragraph “5.a” of this Agreement.

16. Revocation. Employee may revoke this Agreement during the period of seven (7) calendar days following the day on which Employee signs this Agreement. Any revocation within this period must be submitted, in writing, to Austin Stonitsch, EVP & Chief Human  Resources Officer, Dime Community Bank, 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788, and must state: “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be either: (a) personally delivered to Mr. Stonitsch within 7 calendar days after the day Employee signs the Agreement; (b) mailed to Mr. Stonitsch at the address specified above by First Class United States mail and postmarked within 7 calendar days after the day Employee signs the Agreement; or (c) delivered to Mr. Stonitsch at the address specified above through a reputable overnight delivery service with documented evidence that it was sent within 7 calendar days after the day Employee signed the Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday or legal holiday recognized by the State of New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

17. Tax Treatment.  Dime may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is Dime’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). If any provision of this Agreement (or of any award of compensation due to you under this Agreement) would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under this Agreement. Notwithstanding anything to the contrary herein, Dime does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. In the event the period of notice and payment referenced in Paragraph “2” of this Agreement ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.

18. Tax Matters.  The Employer and the Employee hereby recognize that: (i) the non-solicitation restriction and non-competition restriction under Section 9 of this Agreement have value, (ii) the value shall be recognized in any calculations the Employer and the Employee perform with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code (“Section 280G”), by allocating a portion of the payments under Section 2(a) of this Agreement to the fair value of the non-solicitation and non-competition restriction under Section 9 of this Agreement (the “Appraised Value”), (iii) the Employer has obtained an independent appraisal to determine the Appraised Value, (iv) the Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A-40 of the regulations under Section 280G, and (v) any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value.

19. Entire Agreement. This Agreement sets forth the entire agreement between Employee and Employer, and fully supersedes any prior agreements, understandings or obligations between Releasors and Releasees pertaining to the subjects addressed herein, with the exception of any confidentiality, non-compete, non-solicitation and/or assignment of proprietary rights agreements or obligations previously signed or undertaken by Employee that provide additional or greater rights to Employer, and the Tax Agreement, which remain in full force and effect. Employee acknowledges that he has not relied on any representations, promises, agreements or offers of any kind made to Employee in connection with his or her decision to enter into this Agreement, except for those set forth in this Agreement, the Employee Benefit Plans issued to Employee, any successor plans thereto, any summary plan description or summary of material modifications for the Employee Benefit Plans issued to Employee, and in any confidentiality, non-compete, non-solicitation and/or assignment of proprietary rights agreements or obligations previously signed or undertaken by Employee.

EMPLOYEE IS HEREBY ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE IS ALSO ADVISED TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING PRIOR TO SIGNING THIS AGREEMENT.
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS RELEASORS HAVE OR MIGHT HAVE AGAINST RELEASEES AS OF THE DATE EMPLOYEE SIGNS THIS AGREEMENT.
The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:
John M. McCaffery	Dime Community Bancshares, Inc.

By: /s/ John M. McCaffrey	By: /s/ Austin Stonitsch
John M. McCaffery	Austin Stonitsch
Executive Vice President and Chief Human Resources Officer

Date: June 14, 2021	Date: June 14, 2021

Dime Community Bank

By: /s/ Austin Stonitsch
Austin Stonitsch
Executive Vice President and Chief Human Resources Officer

Date: June 14, 2021